Exhibit (k)(5)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Investment Advisory and Management Agreement (“Agreement”) is made as of February 28th, 2020 by and between CIM RACR REAL ESTATE INVESTMENTS, INC., a Maryland corporation (the “Company”), and CIM CAPITAL IC MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Company was formed as a corporation which has elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company is a subsidiary of CIM Real Assets & Credit Fund (the “Fund”), a Delaware statutory trust and closed-end non-diversified management investment company that is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company, and the Adviser wishes to be retained to provide such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Adviser hereby agree as follows:

1.     Duties of the Adviser.

(a)     Employment of the Adviser. The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Trustees of the Fund (the “Board”), during the term hereof and upon the terms and conditions herein set forth, in accordance with:

(i) the investment objectives, policies and restrictions that are determined by the Board from time to time and disclosed to the Adviser, which objectives, policies and restrictions shall initially be those set forth in the Fund’s Registration Statement on Form N-2, initially filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2019, and as amended from time to time;

(ii) the Investment Company Act and the Advisers Act; and

(iii) all other applicable federal and state laws, rules and regulations, the Company’s charter and bylaws and the Fund’s declaration of trust.

The Adviser hereby accepts such employment and agrees during the term hereof to render such services, subject to the payment of compensation provided for herein.

(b)     Certain Services. Without limiting the generality of Section 1(a) above, the Adviser shall:

(i) determine the composition of the portfolio of the Company, the nature and timing of the changes thereto and the manner of implementing such changes, in all cases subject to the oversight of the Adviser and the Board and consistent with the Fund’s stated investment objectives;

(ii) assist the Company in determining the assets that the Company will purchase, retain, or sell;

(iii) identify, evaluate and negotiate the structure of the investments made by the Company (including performing due diligence on the Company’s prospective investments);

(iv) execute, close, service and monitor the Company’s investments; and

(v) provide the Company with such other investment advisory, management, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to incur debt financing, the Adviser may arrange for such financing on the Company’s behalf, subject to the oversight and any required approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act. Services provided by the Adviser pursuant to this Section 1(b) shall not include administrative or property management services.

(c)     Sub-Advisers. Subject to the requirements of the Investment Company Act (including any approval by the vote of holders of a majority of outstanding voting securities of the Company required under Section 15(a) of the Investment Company Act), the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in providing the investment advisory services required to be provided by the Adviser under this Agreement. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Board. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(d)     Relationship of Adviser and Company. The Adviser, and any Sub-Adviser, shall for all purposes herein each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)     Books and Records. The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records. The Adviser shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of the Board, (ii) to legal counsel, accountants or other professional advisors or consultants engaged by the Company, (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business, (iv) to governmental officials having jurisdiction over the Company (including their respective subsidiaries), (v) in connection with any governmental or regulatory filings of the Company, or of their subsidiaries, or disclosure or presentations to the Company’s investors, (vi) as required by law or legal process to which the Adviser or any person to whom disclosure is permitted hereunder is a party, or (vii) to the extent such information is otherwise publicly available through the actions of a person other than the Adviser not resulting from Advisor’s violation of this Section 1(e). The confidentiality provisions of this Section 1(e) shall survive for a period of one year after the expiration or earlier termination of this Agreement

2.     Allocation of Cost and Expenses.

(a)     Personnel of the Adviser. All investment professionals of the Adviser and/or its affiliates, when and to the extent engaged in providing investment advisory services required to be provided by the Adviser under this Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(b)     Costs. Other than those expenses specifically assumed by the Adviser pursuant to Section 2(a) above, the Company, either directly or through reimbursement to the Adviser under this Agreement or in the Adviser’s or its affiliates capacity as co-administrator of the Company (the “Co-Administrator”) pursuant to the Administration Agreement between the Company and the Co-Administrator shall bear all costs and expenses that are incurred in its operation, administration and transactions, including those relating to:

(i) the organization of the Company;

(ii) borrowings and offerings of the Company’s securities and incurrences of any indebtedness;

(iii) calculating the Company’s net asset value (including the cost and expenses of any third-party valuation services);

(iv) monitoring financial and legal affairs for the Company and to making, monitoring or disposing of the Company’s investments and performing due diligence on its prospective investments or otherwise relating to, or associated with, evaluating and making investments;

(v) research and market data (including news and quotation equipment and services and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data);

(vi) transfer agent, dividend paying and reinvestment agent, and custodial fees and expenses;

(vii) the Company’s marketing efforts;

(viii) interest payable on debt, if any, incurred to finance the Company’s investments;

(ix) federal and state registration fees;

(x) federal, state and local taxes;

(xi) shareholders’ reports and notices, including printing costs;

(xii) the Company’s allocable portion of any fidelity bond, trustees and officers/errors and omissions liability insurance and other insurance premiums;

(xiii) direct costs such as printing, mailing, long distance telephone and staff costs;

(xiv) fees and expenses associated with independent audits, internal audit and outside legal costs;

(xv) the Company’s reporting and compliance obligations under any applicable federal and state securities laws;

(xvi) brokerage commissions for the Company’s investments, if any;

(xvii) indemnification payments;

(xviii) proxy voting expenses, if any;

(xix) preparation and maintenance of the Company’s books and records;

(xx) without limiting the expenses that may be reimbursed pursuant to the Administration Agreement, the reimbursement of the allocable portion of the compensation of the Fund’s chief financial officer, chief compliance officer and administrative support, to the extent they are not controlling persons of the Adviser or any of its affiliates; and

(xxi) all other fees and expenses incurred by the Adviser, the Co-Administrator or the Company or any of its subsidiaries in connection with administering the Company’s business.

3.     Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee (the “Management Fee”), which shall be calculated and payable quarterly in arrears and equals an annual rate of 1.50% of the daily value of the Company’s net assets. The Management Fee for any partial calendar quarter shall be prorated based on the number of days in such quarter. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Company may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

4.     Representations, Warranties and Covenants of the Adviser. The Adviser represents and warrants that it is registered as an investment adviser under the Advisers Act. the Adviser agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including, as applicable, the Investment Company Act and the Advisers Act.

5.     Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.     Activities of the Adviser. The services of the Adviser to the Company are not exclusive, and the Adviser and/or any of its affiliates may engage in any other business or render similar or different services to others, including the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not materially impaired thereby, and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Adviser or any such affiliate to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. the Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as trustees, officers, employees, shareholders or otherwise.

7.     Responsibility of Dual Directors, Officers and/or Employees. If any person who is a member, manager, partner, officer or employee of the Adviser is or becomes a trustee, officer and/or employee of the Company and acts as such in any business of the Company, then such member, manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a member, manager, partner, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.     Limitation of Liability of the Adviser; Indemnification. The Adviser and its affiliates and its and their respective directors, officers, employees, members, managers, partners and shareholders, each of whom shall be deemed a third party beneficiary hereof (collectively, the “Indemnified Parties”), shall not be liable to the Company or its subsidiaries or its and its subsidiaries’ respective trustees, officers, employees, members, managers, partners or shareholders for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Company shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all claims or liabilities (including reasonable attorneys’ fees) and other expenses reasonably incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or in connection with the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the foregoing provisions of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations and duties under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9.     Use of Names. CIM Group, LLC (“CIM”) and its affiliates have a proprietary interest in the name “CIM.” CIM hereby grants to the Company a non-transferable, non-assignable, non-exclusive royalty-free right and license to use the name “CIM” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Adviser or one of its affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from CIM, cease to conduct business under or use the name “CIM” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “CIM” or any other word or words that might, in the reasonable discretion of CIM, be susceptible of indication of some form of relationship between the Company and CIM or any of its affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “CIM.” Consistent with the foregoing, it is specifically recognized that CIM or one or more of its affiliates has in the past and may in the future organize, sponsor, manage or otherwise permit to exist other investment vehicles (including vehicles for investment in real property, real estate loans, real estate-related debt securities and other real estate assets) and management and service organizations having “CIM” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. CIM shall govern the Company’s use of the name “CIM” and the Company’s use of the “CIM” name will be in strict accordance with any quality standards and specifications that may be established by Adviser and communicated to the Company from time to time.

10.    Limitations on Activities

Notwithstanding anything herein to the contrary, the Adviser shall not intentionally or with gross negligence, reckless disregard or bad faith take any action that, would (a) adversely affect the maintenance of the Company’s qualification as a REIT under the Code, unless the Board has determined that the maintenance of the Company’s REIT qualification is not in the best interests of the Fund or the Company and its stockholders, (b) subject the Company to regulation under the Investment Company Act, (c) be contrary to or inconsistent with the Fund’s or the Company’s portfolio guidelines or (d) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its shares, or otherwise not be permitted by the Company’s organizational documents, except if such action shall be ordered by the Board, in which case the Adviser shall notify promptly the Board of the Adviser’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Adviser shall have no liability for acting in accordance with the specific instructions of the Board so given. The Adviser shall comply in all material respects with all applicable law and regulations, including, without limitation, applicable provisions of the Advisers Act and the regulations promulgated thereunder.

11.    Effectiveness, Duration and Termination.

(a)     This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years after such date, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by:

(i) the vote of the Board, or by the vote of holders of a majority of the outstanding voting securities of the Fund; and

(ii) the vote of a majority of the Company’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party hereto, in accordance with the requirements of the Investment Company Act.

(b)     This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the vote of holders of a majority of the outstanding voting securities of the Company, (ii) the vote of the Board or (iii) the Adviser.

(c)     This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act); provided that nothing herein shall cause this Agreement to terminate upon or otherwise restrict a transaction that does not result in a change of actual control or management of the Adviser.

(d)     The provisions of Section 11 of this Agreement shall remain in full force and effect, and apply to the Adviser and its representatives as and to the extent applicable, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 of this Agreement through the date of termination or expiration.

10.     Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.     Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by both parties hereto, and upon the consent of shareholders of the Fund in conformity with the requirements of the Investment Company Act.

12.     Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties hereto unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The agreement of each party to waive its right to a jury trial will be binding on its successors and assigns and will survive the termination of this Agreement.

13.     No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

14.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.     Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16.     Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law.

17.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at their respective principal executive office addresses.

18.     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to such subject matter.

19.     Certain Matters of Construction.

(a)     The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b)     Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)     The word “including” shall mean including without limitation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CIM RACR REAL ESTATE INVESTMENTS, INC.

By:	/s/ David Thompson
Name: David Thompson
Title: President

CIM CAPITAL IC MANAGEMENT, LLC

By:	/s/ David Thompson
Name: David Thompson
Title: Vice President

[Signature Page to Investment Advisory Agreement]